Exhibit 99.1

UNITED REFINING COMPANY REPORTS SECOND QUARTER FISCAL 2010

OPERATING RESULTS

Warren, PA. April 14, 2010 PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 28, 2010.

Net sales for the three months ended February 28, 2010 and 2009 were $594.7 million and $434.8 million, respectively. This was an increase of $159.9 million or 36.8% over the prior year period. The increase was primarily due to higher retail and wholesale petroleum selling prices for the comparable period, reflecting overall market conditions. Net sales for the six months ended February 28, 2010 and 2009 were $1,215.7 million and $1,205.3 million, respectively. This was an increase of $10.4 million or .9% over the prior year period. The increase for the six month period was primarily due to higher retail petroleum selling prices, offset by slightly lower wholesale selling prices and volumes. Combined retail and wholesale volumes increased slightly between the two periods and retail merchandise sales for the quarter and six months ended February 28, 2010 increased $5.7 million and $11.4 million respectfully.

Operating income for the second quarter ended February 28, 2010 decreased $38.2 million from operating income of $4.2 million for the quarter ended February 28, 2009 to an operating loss of $34.0 million for the quarter ended February 28, 2010. Operating income for the six months ended February 28, 2010 decreased $77.0 million from operating income of $19.3 million for the six months ended February 28, 2009 to an operating loss of $57.7 for the six months ended February 28, 2010.

Net loss for the second quarter ended February 28, 2010 increased $22.2 million from a net loss of $3.1 million for the quarter ended February 28, 2009 to net loss of $25.3 million for the quarter ended February 28, 2010. Net loss for the six months ended February 28, 2010 increased $44.7 million from a net loss of twelve thousand dollars for the six months ended February 28, 2009 to a net loss of $44.7 million dollars for the six month ended February 28, 2010.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the three months ended February 28, 2010 decreased $38.2 million to negative $28.5 million compared to $9.7 million for the three months ended February 28, 2009. EBITDA decreased $77.6 million for the six months ended February 28, 2010 to a negative $47.0 million from $30.6 million for the six months ended February 28, 2009.

United Refining Company uses the term EBITDA or Earnings Before Interest, Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in the table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Net Sales	$594,748	$434,809	$1,215,674	$1,205,280
Operating Income (Loss)	$(34,045)	$4,232	$(57,699)	$19,263
Net Income (Loss)	$(25,345)	$(3,147)	$(44,655)	$(12)
Income Tax Expense (Benefit)	$(17,618)	$(2,351)	$(31,035)	$(9)
EBITDA (1)	$(28,475)	$9,672	$(46,964)	$30,599

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Net Income (Loss)	$(25,345)	$(3,147)	$(44,655)	$(12)
Interest Expense	8,714	9,120	17,183	18,532
Income Tax Expense (Benefit)	(17,618)	(2,351)	(31,035)	(9)
Depreciation	4,223	4,057	8,440	8,176
Amortization	1,551	1,993	3,103	3,912

EBITDA	$(28,475)	$9,672	$(46,964)	$30,599

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.